Exhibit 21


                                   TAUBMAN CENTERS, INC.
                                   LIST OF SUBSIDIARIES



                                    JURISDICTION
NAME                                OF FORMATION         DOING BUSINESS AS
----                                ------------         -----------------

Biltmore Shopping Centers Partners      Arizona          Biltmore Fashion Park

Fairlane Town Center                    Michigan         Fairlane Town Center

Katy-Gessner Associates Limited         Delaware         Memorial City
     Partnership                                         (leased)

La Cienega Associates                   California       Beverly Center

La Cumbre Shopping Center Associates    California       La Cumbre Plaza

Paseo Nuevo Associates                  California       Paseo Nuevo

Short Hills Associates                  New Jersey       The Mall at Short Hills

Tampa Westshore Associates              Delaware         International Plaza
     Limited Partnership                                 (under construction)

Taubman Auburn Hills Associates         Delaware         Great Lakes Crossing
     Limited Partnership

Taubman MacArthur Associates            Delaware         MacArthur Center
     Limited Partnership

The Taubman Company Limited             Delaware         The Taubman Company
     Partnership

The Taubman Realty Group Limited        Delaware         N/A
     Partnership

TRG - Regency Square Associates         Virginia         Regency Square